UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Natural Gas Services Group Inc.
(Name of Registrant as Specified In Its Charter)

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Dear Fellow Natural Gas Services Group Shareholder:

I am writing today to update you on our annual meeting and the proxy materials you recently received.

First, we appreciate your support of NGS. Your confidence in the Company is important to us. As an investor, we take our role as stewards of your capital very seriously. The NGS team works hard to consider the impact of shareholder value on every decision we make.

One recent decision of our Compensation Committee – after careful consideration including review of industry market data and consultation with leading compensation consultants – was to offer me a new contract which was executed in October, 2013.

That contract, among other things, created more robust non-compete provisions and made changes to the severance provisions. The changes in the severance provisions included both a reduction in the term of the severance package under certain circumstances and the payment of severance under certain Change of Control events should I leave the Company.

While the Compensation Committee, with the assistance of compensation consultants and legal counsel, felt this contract provided a balance between the benefits of retaining the Company’s current leadership team and maximizing shareholder value, one proxy advisory firm considered the changes to be “problematic pay practices” and, as a result recommended shareholders vote against the Advisory Vote to Ratify Named Executive Officers' Compensation.

Interestingly, another leading proxy advisory firm recommended that shareholders vote in favor of the Advisory Vote to Ratify Named Executive Officers' Compensation suggesting the subjective nature of such compensation analysis.

Your Board of Directors recommends that you vote FOR the Advisory Vote to Ratify Named Executive Officers' Compensation.

We reached out to Institutional Shareholder Services (“ISS”), the proxy advisor recommending the “no” vote, explaining our rationale and requesting they reconsider their position. A copy of our formal correspondence to ISS is attached to this letter.

Your Board of Directors believes that our compensation program is structured to benefit all stakeholders and provides appropriate incentives to our leadership team to continue its quest to be a top performer in our industry.

That said, we are open to dialogue with you – our shareholders – to make certain the decisions we make on key compensation issues are in your best interests and are consistent with the long-term goals of the Company. In fact, the Compensation Committee will – as a result of these comments – revisit these issues, taking into account the thoughts of our shareholders, and take appropriate action.

We appreciate your consideration of these important matters and look forward to continuing our dialogue with you as we work together to make Natural Gas Services Group a premier energy services concern.

Sincerely,

NATURAL GAS SERVICES GROUP, INC.

/s/ Stephen C. Taylor

Stephen C. Taylor
Chairman, President and Chief Executive Officer

May 28, 2014

Via Electronic Mail and Overnight Delivery

Mr. Ryan L. Sanchez
Associate – Governance Department
Institutional Shareholder Services, Inc.
2099 Gaither Road
Suite 501
Rockville, MD 20850
Electronic Mail: ryan.l.sanchez@issgovernance.com

Ref: Natural Gas Services Group, Inc.
ISS Proxy Advisory Services Report (Dated May 21, 2014)
Natural Gas Services Group Proxy Analysis

Dear Mr. Sanchez:

I serve as the Chairman of the Compensation Committee of the Natural Gas Services Group, Inc. (“NGS” or the “Company”) Board of Directors.

I write to alert you to inaccuracies and misinterpretations in the above-captioned report on which you are indicated as the primary contact. While we appreciate your review of the Company’s proxy material and the role your firm serves in corporate governance review, we are disappointed by what we believe are erroneous assumptions and interpretations that cast an incorrect view of NGS’s compensation structure and, as a result, provide your clients and readers of your report with a jaundiced view of NGS’s proxy ballot initiatives.

Specifically, your recommendation that shareholders vote against the Advisory Vote to Ratify Named Executive Officers’ Compensation is inconsistent with both the facts and reasonable interpretation of the contract of Mr. Stephen Taylor, the Company’s Chairman, President and Chief Executive Officer.

I.	Natural Gas Services Group Commitment to Independent Compensation Review

As a New York Stock Exchange (“NYSE”) listed Company (NYSE:NGS), Natural Gas Services Group, Inc. abides by all requirements of the NYSE regarding Director independence, especially as it relates to the independence of the Board of Director’s Compensation Committee. Specifically, the Compensation Committee Charter of Natural Gas Services Group, Inc. (“Committee Charter”) initially adopted on February 12, 2002 and amended periodically sets forth NGS’s commitment to independence on the Compensation Committee:

The [Compensation] committee will have a minimum of three directors. All Committee members shall meet the definitions of (i) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and (ii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. [Natural Gas Services Group, Inc., Compensation Committee Charter, February 12, 2002 found at: http://media.corporate-ir.net/media_files/irol/13/136302/compensation_charter.pdf

Mr. Ryan L Sanchez
Institutional Shareholder Services, Inc.
May 28, 2014 Page 2

The Company’s Compensation Committee is comprised of three independent directors with solid credentials, including two members with decades of public company leadership experience and a thorough understanding of the fiduciary responsibilities of balancing the need to retain gifted corporate leadership with maximizing shareholder value.

The Compensation Committee is exclusively charged with the important task of establishing the Company’s overall compensation philosophy and setting specific base and incentive compensation for Named Executive Officers. The Committee Charter clearly sets forth those responsibilities:

The Committee will: [1] Periodically review the Company’s philosophy regarding executive compensation and counsel the CEO as to different compensation approaches; [2] Annually review market data to assess the Company’s competitive position for the three components of executive compensation (base salary; annual incentives; and long-term incentives). Market data may include, among other things, executive compensation surveys compiled by third-party consultants or others in the natural gas compression industry, and supplemental general industry compensation information. [Natural Gas Services Group, Inc., Compensation Committee Charter, supra.]

Under the Committee Charter, the Company is also in compliance with the standards of independence established under applicable regulations of both the U.S. Securities and Exchange Commission and the Internal Revenue Service.

In discharging its responsibilities, the Committee periodically reviews and, when appropriate, adjusts the contracts of Named Executive Officers. The Committee did so in 2013 which resulted in an amended contract for Stephen C. Taylor, the Company’s Chairman, President and Chief Executive Officer.

II.	Stephen C. Taylor’s Contract Analysis

In the review of Mr. Taylor’s contract, the Compensation Committee assessed data available to them from industry peers and – as permitted under the Committee Charter – relied on expert analysis and counsel from compensation consultants and legal counsel.

The result was a number of material changes to the contract that, in the Committee’s view, provided the appropriate balance between the need to retain talented leadership and the desire to maximize value to the Company’s shareholders.

Specifically, the Committee recommended – and Mr. Taylor accepted – changes to the contract that added significant restrictions to the non-compete provisions in the previous contract. In addition, the new contract reduces the potential amount of severance (based on time) that would be available to Mr. Taylor should his employment be terminated.

After a review of that data presented by consultants and based on contract drafts by the Company’s counsel, the Committee also provided for Mr. Taylor to have the option to terminate his employment in certain cases of a Change of Control and receive the benefit of the severance package provided for under the contract.

It is important to note that Mr. Taylor’s employment must terminate prior to the receipt of any severance and the restrictive non-competitive provisions of the contract would remain in full force and effect. In short, should Mr. Taylor terminate his employment by choice in the case of an allowed Change of Control, he would effectively forfeit his ability to work in the industry for the term of the non-compete. Moreover, we believe this provides a reasonable balance to prevent an impulsive decision by Mr. Taylor to leave the company.

Mr. Ryan L Sanchez
Institutional Shareholder Services, Inc.
May 28, 2014 Page 3

Hypothetically, under a Change of Control without this severance provision, Mr. Taylor would be forced to remain employed in a potentially untenable environment as – should he determine it is in his best interest to terminate his employment – he would be left with few options to pursue employment within his professional trade as he would still be subject to the non-competitive provisions of his contract.

While Institutional Shareholder Services suggests that this provision is a “problematic compensation practice”, we respectfully disagree. The Compensation Committee – in conjunction with compensation consultants and legal counsel – determined this was a provision necessary to fairly retain exceptional leadership balanced with the desire to maximize value for shareholders.

The unilateral and arbitrary determination that the establishment of certain Change of Control severance packages are universally problematic fails to acknowledge the competitive forces in certain market segments, especially the energy services market in which NGS operates.

Moreover, the claim that such provisions “give the executive the ability to unilaterally decide whether or not to continue employment, and may put the Compensation Committee at a disadvantage in subsequent compensation negotiations,” is myopic, failing to take the executive’s employment contract as a whole into account. As noted above, such a provision – in this case – simply balances the executive’s interests against the Company’s significant negotiating leverage resulting from the restrictive non-competitive provisions in the contract.

As a Committee, we generally agree with the philosophy that a severance award without termination upon a change of control is unwarranted and believe that Mr. Taylor’s contract and the overall philosophy of the Company’s compensation policy reflect such standards.

III.	Correction and Remedies

Based on the established fact set and misinterpretations by Institutional Shareholder Services, we believe a correction to your analysis of NGS’s Named Executive Compensation is warranted.

We request ISS immediately review its erroneous analysis and revise its opinion regarding the Advisory Vote to Ratify Named Executive Officers Compensation

In addition, the errors in the original analysis led to an erroneous “ISS Quick Score” which should also be recalculated and revised.

We appreciate your immediate attention and look forward to a dialogue and resolution no later than Thursday, May 29, 2014.

Please contact the undersigned should you have questions.

Very truly yours,

NATURAL GAS SERVICES GROUP, INC.

/s/ William F. Hughes, Jr.

William F. Hughes, Jr.

cc: Stephen C. Taylor, Chairman, President & Chief Executive Officer
Members – Natural Gas Services Group Board of Directors